EXHIBIT 99.1

SJW GROUP ANNOUNCES 2017 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 21, 2018 – SJW Group (NYSE: SJW) today reported financial results for the annual and fourth quarter ended December 31, 2017. SJW Group net income was $59.2 million for the year ended December 31, 2017, compared to $52.8 million for the same period in 2016. Diluted earnings per share were $2.86 and $2.57 for the years ended December 31, 2017 and 2016, respectively.

Operating revenue was $389.2 million for the year ended December 31, 2017 compared to $339.7 million in 2016. The $49.5 million increase in revenue was primarily attributable to $41.1 million in cumulative rate changes, $15.4 million in higher customer usage, $1.2 million in revenue from new customers, $885,000 change in the net recognition of certain other balancing and memorandum accounts, $515,000 increase in recycled water revenue, and $179,000 in higher revenue recorded in our Water Conservation Memorandum Account ("WCMA"). These increases were partially offset by $8.8 million in true-up revenue recognized as a part of the decision on our 2016 California General Rate Case decision in the prior year and $1.0 million in lower revenue from our real estate operations.

Water production expenses for the year ended December 31, 2017 were $156.8 million compared to $124.3 million in 2016, an increase of $32.5 million. The increase in water production expenses was attributable to $17.0 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $9.6 million in higher customer water usage, and $5.9 million due to a decrease in the use of available surface water supplies. Operating expenses, excluding water production costs, increased $12.1 million to $134.4 million from $122.3 million. The increase was primarily due to $7.0 million of higher administrative and general expenses, $3.6 million of higher depreciation expenses due to assets placed in service in 2016, and $1.5 million in higher maintenance and property taxes and other non-income taxes.

Other expense and income in 2017 included a pre-tax gain of $12.5 million related to the sale of Texas Water Alliance Limited to the Guadalupe-Blanco River Authority, $6.3 million on the sale of 444 West Santa Clara Street Limited Partnership's interests in the commercial building and land the partnership owned, and sale of undeveloped land which SJW Land Company owned for a pre-tax gain of $580,000. Other expense and income in 2016 included the condemnation sale of the Company's real estate investment property in Arizona for a pre-tax gain of approximately $10.0 million and a $3.2 million pre-tax gain on the sale of 159,151 shares of California Water Service Group stock.

The effective consolidated income tax rates were approximately 37% and 39% for the years ended December 31, 2017 and 2016, respectively.

Fourth Quarter Financial Results

Net income for the fourth quarter ended December 31, 2017 was $17.3 million, compared to $13.7 million in 2016. Diluted earnings per share were $0.84 and $0.67 for the quarters ended December 31, 2017 and 2016, respectively.

Operating revenue was $93.5 million in the quarter compared to $79.3 million in 2016. The $14.2 million increase in revenue was attributable to $9.2 million in higher customer usage, $7.5 million in cumulative rate changes, and $416,000 in revenue from new customers. These increases were partially offset by $2.5 million in lower revenue recorded in our WCMA and a $382,000 change in the net recognition of certain other balancing and memorandum accounts.

Water production expenses for the fourth quarter of 2017 were $39.2 million versus $31.0 million for the same period in 2016, an increase of $8.2 million. The increase in water production expenses was primarily attributable to $4.8 million in higher customer water usage and $3.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges. Operating expenses, excluding water production costs, increased $4.2 million to $36.1 million from $31.9 million. The increase was primarily due to $3.2 million in higher administrative and general expenses, $939,000 of higher depreciation expenses, and $374,000 in higher property taxes and other non-income taxes. These increases were partially offset by $257,000 of lower maintenance expenses.

Other expense and income in the fourth quarter of 2017 included a pre-tax gain of $12.5 million related to the sale of Texas Water Alliance Limited to the Guadalupe-Blanco River Authority compared to the condemnation sale of the Company's real estate investment property in Arizona for a pre-tax gain of approximately $10.0 million in the same period of 2016.

The effective consolidated income tax rates were 33% and 37% for the quarters ended December 31, 2017 and 2016, respectively. The change is primarily due to the tax benefit related to the revaluation of deferred tax assets and liabilities due to the reduction in the federal statutory income tax rate arising from the Tax Cuts and Jobs Act of 2017.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group's plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group's most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
OPERATING REVENUE	$93,529	79,306	$389,225	339,706
OPERATING EXPENSE:
Production Expenses:
Purchased water	19,518	20,108	86,456	72,971
Power	1,804	1,110	7,295	6,102
Groundwater extraction charges	13,719	6,461	47,817	32,088
Other production expenses	4,163	3,352	15,203	13,167
Total production expenses	39,204	31,031	156,771	124,328
Administrative and general	15,517	12,348	55,011	48,038
Maintenance	5,137	5,394	17,430	17,476
Property taxes and other non-income taxes	3,382	3,008	13,642	12,123
Depreciation and amortization	12,075	11,136	48,292	44,625
Total operating expense	75,315	62,917	291,146	246,590
OPERATING INCOME	18,214	16,389	98,079	93,116
OTHER (EXPENSE) INCOME:
Interest expense	(5,575)	(5,508)	(22,929)	(21,838)
Gain on sale of California Water Service Group stock	—	—	—	3,197
Gain on sale of real estate investment	—	10,295	6,903	10,419
Gain on sale of utility property	12,499	—	12,499	—
Other, net	505	548	1,941	1,487
Income before income taxes	25,643	21,724	96,493	86,381
Provision for income taxes	8,338	7,997	35,393	33,542
NET INCOME BEFORE NONCONTROLLING INTEREST	17,305	13,727	61,100	52,839
Less net income attributable to the noncontrolling interest	—	—	1,896	—
SJW GROUP NET INCOME	17,305	13,727	59,204	52,839
Other comprehensive income, net	427	107	679	955
Reclassification adjustment for gain realized on sale of investments, net	—	—	—	(1,742)
SJW GROUP COMPREHENSIVE INCOME	$17,732	13,834	$59,883	52,052

SJW GROUP EARNINGS PER SHARE:
Basic	$0.84	0.67	$2.89	2.59
Diluted	$0.84	0.67	$2.86	2.57
DIVIDENDS PER SHARE	$0.39	0.20	$1.04	0.81
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	20,521	20,456	20,507	20,440
Diluted	20,714	20,614	20,685	20,589

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2017	December 31, 2016
ASSETS
Utility plant:
Land	$17,831	17,923
Depreciable plant and equipment	1,714,228	1,554,016
Construction in progress	45,851	70,453
Intangible assets	14,413	23,989
Total utility plant	1,792,323	1,666,381
Less accumulated depreciation and amortization	553,059	520,018
Net utility plant	1,239,264	1,146,363

Real estate investments	56,213	62,193
Less accumulated depreciation and amortization	11,132	11,734
Net real estate investments	45,081	50,459
CURRENT ASSETS:
Cash and cash equivalents	7,799	6,349
Restricted cash	—	19,001
Accounts receivable and accrued unbilled utility revenue	54,309	53,795
Current regulatory assets, net	—	16,064
Other current assets	4,750	4,402
Total current assets	66,858	99,611
OTHER ASSETS:
Investment in California Water Service Group	4,535	3,390
Regulatory assets, net	99,554	135,709
Other	2,709	7,844
	106,798	146,943
	$1,458,001	1,443,376

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2017	December 31, 2016
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$21	21
Additional paid-in capital	84,866	81,715
Retained earnings	376,119	338,386
Accumulated other comprehensive income	2,203	1,524
Total stockholders’ equity	463,209	421,646
Long-term debt, less current portion	431,092	433,335
Total capitalization	894,301	854,981
CURRENT LIABILITIES:
Line of credit	25,000	14,200
Accrued groundwater extraction charge, purchased water and purchased power	14,382	10,846
Accounts payable	22,960	18,739
Accrued interest	6,869	6,309
Accrued payroll	6,011	4,696
Other current liabilities	9,830	8,783
Total current liabilities	85,052	63,573

DEFERRED INCOME TAXES	85,795	205,203
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	244,525	236,391
POSTRETIREMENT BENEFIT PLANS	72,841	70,177
REGULATORY LIABILITY	62,476	—
OTHER NONCURRENT LIABILITIES	13,011	13,051
	$1,458,001	1,443,376